METAOPTICS

MetaOptics Ltd

(Company Registration No. 419911)
(Incorporated in the Cayman Islands on 21 March 2025)
Registered Office: PO Box 309, Ugland House, Grand Cayman, KY11-1104, Cayman Islands

Certificate No.

No. of Shares

Reference No.

This is to certify that

is/are the registered holder(s) of

Ordinary Shares of a par value of S$0.00000025 each in **MetaOptics Ltd** (the "Company") as fully paid subject to the Memorandum and Articles of Association of the Company.

Given under the Securities Seal of the Company on

SPECIMEN

DIRECTOR

DIRECTOR/SECRETARY

Note: No transfer of these shares or any portion thereof can be registered without production of this certificate to Singapore Transfer Agent, **B.A.C.S. Private Limited**, 77 Robinson Road, #06-03 Robinson 77, Singapore 068896.